UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 18, 2017

ENVOY GROUP CORP.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-1575345	46-2500923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8275 S. Eastern Avenue, Suite 200, Las Vegas, NV, 89123
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code:  (702) 724- 2643

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 18, 2017, the Company entered into a Definitive Acquisition Agreement (the “Agreement”) with Bitreturn.ca (“BitReturn”), a British Columbia company, and its four shareholders.  Pursuant to the Agreement, we are acquiring Bitreturn in exchange for 10,000,000 newly issued shares of our restricted common stock.  We are also required by the Agreement to make a payment of $350,000 to BitReturn, $200,000 of which is payable upon the first $500,000 raised by us, and the final portion of $150,000 is payable after six months or when a cumulative amount of $1,000,000 has been raised by us.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 18, 2017, the Company completed its acquisition of Bitreturn pursuant to its Agreement dated June 18, 2017 with the four BitReturn Shareholders.  10,000,000 shares of the Company’s common stock will be issued to the BitReturn shareholders. As a result of this transaction, BitReturn is a wholly-owned subsidiary of the Company.

BitReturn is engaged in the business of designing, marketing and employing blockchain applications. BitReturn is planning a multiphased rollout of blockchain applications.  Its Phase One plan is to develop cash flow by the “mining” of cryptocurrencies that were developed by blockchain technology and then to phase in commercial business and personal blockchain applications developed by our technical team.  In order to mine digital currencies effectively, BitReturn plans to employ Graphic Processors (GPUs) in a facility that is to be leased in Kamloops, British Columbia. The facility is believed to be secure, with available uninterruptible power for our operations.  Cryptocurrency mining is intended to run 24 hours a day, 7 days a week by numerous processors arrayed in a 7 or 13 GPU per rig configuration.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Agreement, the Company will issue 10,000,000 shares of restricted stock to the BitReturn Shareholders in exchange for their shares of BitReturn.

The shares will be issued in reliance upon the exemptions afforded by Regulation S and Section 4(a)(2) of the Securities Act of 1933.

Item 9.01  Financial Statements and Exhibits

(a) Exhibits

Exhibit No.	Description

10.1	Definitive Acquisition Agreement dated June 18, 2017 by and among the Company and the BitReturn shareholders, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVOY GROUP CORP.

June 27, 2017

/s/ Harpreet Sangha

Harpreet Sangha

President